SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – October 18, 2005

TRIAD HOSPITALS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-14695	75-2816101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5800 Tennyson Parkway Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

(214) 473-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 18, 2005, Triad Hospitals, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Signature Hospital, LLC (“Signature”). Pursuant to the Purchase Agreement, the Company has agreed to sell to Signature three hospitals: Gulf Coast Medical Center in Wharton, Texas; Medical Park Hospital in Hope, Arkansas; and Pampa Regional Medical Center in Pampa, Texas (the “Facilities”). The purchase price for the Facilities is $75,000,000 in cash and the assumption of certain liabilities, plus working capital. The purchase price will be reduced by the amount of any capitalized leases assumed by Signature.

The Purchase Agreement contains customary representations and warranties, covenants, indemnities, closing conditions and termination provisions. Signature’s obligations under the Purchase Agreement are conditioned on, among other things, the receipt of:

•	all required governmental and third party consents and approvals;

•	confirmation from all applicable licensure agencies that at closing all required operating licenses for the Facilities will be transferred, or issued to Signature; and

•	reasonable assurances that Medicare and Medicaid certification of the Facilities for operation by Signature will be effective as of the closing and that Signature may participate in such programs as of the closing.

The Purchase Agreement also includes a covenant by the Company and its affiliates not to compete with the Facilities for a period of three years after the closing date.

Signature was formed by an investing group that includes Jim Dalton. Mr. Dalton was previously the chief executive officer of Quorum Health Group, Inc., which was acquired by the Company in April 2001. Mr. Dalton served as a director of the Company from April 2001 until May 2003.

The financial results from the Facilities will be reclassified as discontinued operations beginning in the fourth quarter of 2005, with all prior periods restated. The sale is expected to close in the fourth quarter of 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Triad Hospitals, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIAD HOSPITALS, INC.

By:	/s/ Rebecca Hurley
Rebecca Hurley
Senior Vice President
and General Counsel

Date: October 24, 2005